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                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           ALAMOSA PCS HOLDINGS, INC.

         The undersigned certify that they are the Chairman of the Board and Secretary of Alamosa PCS Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and do hereby further certify as follows:

                  (1) The name of the corporation is Alamosa PCS Holdings, Inc.

                  (2) The Corporation was originally incorporated under the same name. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 19, 1999.

                  (3) As of the date hereof, the Corporation has not received any payment for any of its stock.

                  (4) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").

                  (5) Pursuant to Sections 241 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates and integrates previous provisions and also amends certain provisions of the Corporation's Certificate of Incorporation.

                  (6) This Amended and Restated Certificate of Incorporation of the Corporation shall become effective immediately upon the filing thereof with the Secretary of State of the State of Delaware (the "Effective Time").

                  (7) The text of the Certificate of Incorporation of the Corporation, as amended hereby, is restated to read in its entirety as follows:

         ARTICLE 1. Name. The name of the Corporation is Alamosa PCS Holdings, Inc.

         ARTICLE 2. Address. The address of its registered office in the state of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

         ARTICLE 3. Purpose. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.


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         ARTICLE 4. Description and Authorization of Stock.

                  (a) Stock Authorization. The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is 100,000,000 shares, which shall consist of (i) 95,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock") and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock").

                  (b) Common Stock.

                           (i) Voting Rights. The holders of Common Stock will
be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation, including the election of directors. The holders of Common Stock shall not have cumulative voting rights.

                           (ii) Dividends. Subject to the prior rights of any
Preferred Stock issued by the Corporation, as and if dividends are declared thereon by the Board of Directors of the Corporation out of funds legally available therefor, whether payable in cash, property or securities of the Corporation, the holders of Common Stock will be entitled to share equally, on a share-for-share basis, in all such dividends.

                           (iii) Liquidation. Upon any liquidation, dissolution
or winding up of the Corporation, after all amounts due and owing to the holders of any Preferred Stock of the Corporation have been paid or the payment has been fully provided for, the holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to holders of Common Stock and will be entitled to share equally, on a share-for-share basis, in such distribution. Neither the merger or consolidation of the Corporation with or into another corporation or corporations, nor the sale or transfer by the Corporation of all or part of its assets, nor the reduction of its capital stock, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph.

                  (c) Preferred Stock.

                           (i) Issuance. The Preferred Stock may be issued from
time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, dividend or other special rights, and qualifications, limitations, restrictions or other characteristics thereof as are stated and expressed herein and in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation as hereafter prescribed. The shares of each series of the Preferred Stock may vary from the shares of any other class or series in any respect.

         The resolution or resolutions providing for the issuance of any such series may provide, without limitation:



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                                    (A) whether or not shares of a series shall
have voting rights, full, special or limited, or shall have no voting rights, and whether or not the holders of such shares are to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock; provided, however, that if the resolutions authorize the holders of Preferred Stock to elect directors upon certain events, those directors elected by the holders of Preferred Stock shall be in addition to those directors authorized from time to time pursuant to ARTICLE 9 (Board of Directors) of this Amended and Restated Certificate of Incorporation;

                                    (B) the number of shares to constitute the
series and the designations thereof;

                                    (C) the preferences and relative,
participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

                                    (D) whether or not the shares of any series
shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                                    (E) whether or not the shares of a series
shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

                                    (F) the dividend rate, if any, whether
dividend rates are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and the date or dates from which such dividends shall accumulate;

                                    (G) the preferences, if any, and the amounts
thereof which the holders of shares of any series shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                                    (H) whether or not the shares of any series
shall be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary of the Corporation, upon the issue of any additional stock (including, without limitation, additional shares of such series or of any other class or series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of the Corporation of, any outstanding stock of the Corporation;


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                                    (I) whether or not the shares of any series,
at the option of the Corporation or the holders thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                                    (J) such other voting powers, designations,
preferences, rights, qualifications, limitations or restrictions with respect to any series as the Board of Directors of the Corporation may deem advisable.

                           (ii) Increases and Decreases in Series. The Board of
Directors of the Corporation may increase the number of shares (but not above the total number of authorized shares of the class) of the Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series. The Board of Directors of the Corporation may decrease the number of shares of the Preferred Stock (but not below the number of shares thereof then outstanding) designated for any existing series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

         ARTICLE 5. Rights of Stockholders. No holder of shares of stock of the Corporation shall have any preemptive or other similar right, except as such rights are expressly provided by contract, or by resolution creating a series of Preferred Stock, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class of stock, or series thereof; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class of stock, or series thereof, may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

         ARTICLE 6. Meetings of Stockholders.

                  (a) Actions at Meetings; Annual and Special Meetings. Effective immediately following the consummation of the initial public offering of the Corporation's Common Stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended and including any successor provisions thereto (the "1933 Act"), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, if there is one, by the President, by the Board



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of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the Board of Directors for adoption), or by holders of not less than a majority of the voting power of the Voting Stock (as defined in ARTICLE 13 (Fair Price)) that would be entitled to vote at such meeting.

                  (b) Proposed Business at Meetings. No business may be transacted at any meeting of stockholders, other than business that is either
(x) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (y) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (z) otherwise properly brought before the meeting by any stockholder of the Corporation who is a stockholder of record on the date of such meeting, on the date of the giving of the notice provided for in this Section (b) of this
ARTICLE 6 (Meetings of Stockholders -- Proposed Business at Meetings), and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the procedures set forth in this Section (b) of this ARTICLE 6 (Meetings of Stockholders -- Proposed Business at Meetings).

         In addition to any other applicable requirements, for business to be properly brought before a meeting by a stockholder, such stockholder must have given timely written notice of such business to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days prior to the meeting, irrespective of any deferrals, postponements or adjournments thereof to a later meeting date; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure of the date of the meeting was made, whichever first occurs. Each such notice to the Secretary shall set forth:

                           (i) the name, business address and residence address
of the stockholder who intends to propose the new business;

                           (ii) a representation that the stockholder is a
holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose the business specified in the notice;

                           (iii) a brief and complete description of the
business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

                           (iv) a description of all arrangements or
understandings between the stockholder and any other person or persons (including their names and other information with respect to such person or persons similar to that provided by such stockholder) in connection



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with the proposal of such business by such stockholder and any material interest of such stockholder in such business;

                           (v) any other information relating to such person or
proposal that is or would be required to be included in a proxy statement filed with the Securities and Exchange Commission pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended and including any successor provisions thereto (the "1934 Act"); and

                           (vi) any other information that is or would be
required to be disclosed in a Schedule 13D under the 1934 Act, regardless of whether such person would otherwise be required to file a Schedule 13D.

         In addition, a person providing notice under Section (b) of this
ARTICLE 6 (Meetings of Stockholders -- Proposed Business at Meetings) shall supplementally and promptly provide such other information as the Corporation otherwise reasonably requests.

         A majority of the Board of Directors may reject any business proposed by a stockholder that is not timely made or otherwise not made in accordance with the terms of Section (b) of this ARTICLE 6 (Meetings of Stockholders -- Proposed Business at Meetings). If a majority of the Board of Directors reasonably determines that the information provided in a stockholder's notice does not satisfy the informational requirements of Section (b) of this ARTICLE 6 (Meetings of Stockholders -- Proposed Business at Meetings) in any material respect, then the Secretary of the Corporation shall promptly notify such stockholder of the deficiency in writing. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time as a majority of the Board of Directors shall reasonably determine, which period shall not exceed 10 days from the date such deficiency notice is given to the stockholder. If the deficiency is not cured within such period, or if a majority of the Board of Directors reasonably determines that the additional information provided by the stockholder, together with the information previously provided, does not satisfy the requirements of this paragraph in any material respect, then a majority of the Board of Directors may reject such stockholder's proposed business. The Secretary of the Corporation shall notify a stockholder in writing whether his or her proposal of new business has been made in accordance with the time and information requirements of Section (b) of this ARTICLE 6 (Meetings of Stockholders --Proposed Business at Meetings).

         Once business has been properly brought before the meeting in accordance with this Section (b) of this ARTICLE 6 (Meetings of Stockholders -- Proposed Business at Meetings), nothing herein shall be deemed to preclude discussion by any stockholder of any such business; provided further, however, that if the stockholder bringing such matter before the meeting withdraws such matter, such matter shall no longer be properly before the meeting.

         The chairman of a meeting of stockholders may, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the procedure prescribed by Section (b) of this ARTICLE 6 (Meetings of Stockholders --


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Proposed Business at Meetings) and if the chairman should so determine, he or she shall so declare to the meeting and such business shall not be transacted.

         ARTICLE 7. Duration of Existence. The Corporation is to have perpetual existence.

         ARTICLE 8. Amendments to the Bylaws. In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation or adopt new Bylaws, without any action on the part of the stockholders; provided, however, adoption, amendment or repeal of the Bylaws in a manner that would make them inconsistent with ARTICLE 4(c) (Description and Authorization of Stock --Preferred Stock), ARTICLE 6 (Meetings of Stockholders), this ARTICLE 8 (Amendments to the Bylaws), ARTICLE 9 (Board of Directors), ARTICLE 10 (Amendments to the Certificate) or ARTICLE 13 (Fair Price), shall be made only by the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class. In the event that any term or provision of the Bylaws is inconsistent, or conflicts, with the terms or provisions of this Amended and Restated Certificate of Incorporation, this Amended and Restated Certificate of Incorporation shall control.

         ARTICLE 9. Board of Directors.

                  (a) Number. Except as otherwise fixed by the provisions of a resolution adopted pursuant to ARTICLE 4(c) (Description and Authorization of Stock -- Preferred Stock) relating to the rights of the holders of the Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the whole Board of Directors shall be not less than three and shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in the previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

                  (b) Staggered Board of Directors. At the Meeting of Stockholders at which this Amended and Restated Certificate of Incorporation is adopted, the directors shall be divided into three classes, designated Class I, Class II and Class III (which at all times shall be as nearly equal in number as possible), with the term of office of Class I directors to expire at the 2001 Annual Meeting of Stockholders, the term of office of Class II directors to expire at the 2002 Annual Meeting of Stockholders, and the term of office of Class III directors to expire at the 2003 Annual Meeting of Stockholders, upon election and qualification of their successors. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, upon election and qualification of their successors.

                  (c) Director Nominations. Nominations, other than those made by, or at the direction of, a majority of the Board of Directors or a committee thereof shall be made only if timely written notice of such nomination or nominations has been given to the Secretary of the



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Corporation. To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days prior to the meeting, irrespective of any deferrals, postponements or adjournments thereof to a later meeting date; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure of the date of the meeting was made, whichever first occurs. Each such notice to the Secretary shall set forth:

                           (i) the name, business address and residence address
of the stockholder who intends to make the nomination;

                           (ii) a representation that the stockholder is a
holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

                           (iii) the name, age, business and residence
addresses, and principal occupation or employment of each nominee;

                           (iv) a description of all arrangements or
understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

                           (v) any other information relating to such
stockholder and each nominee proposed by such stockholder that is or would be required to be included in a proxy statement filed with the Securities and Exchange Commission pursuant to Regulation 14A under the 1934 Act;

                           (vi) any other information that is or would be
required to be disclosed in a Schedule 13D under the 1934 Act, regardless of whether such person would otherwise be required to file a Schedule 13D; and

                           (vii) the consent of each nominee to serve as a
director of the Corporation if so elected.

         In addition, a person providing notice under Section (c) of this
ARTICLE 9 (Board of Directors -- Director Nominations) shall supplementally and promptly provide such other information as the Corporation otherwise reasonably requests.

         A majority of the Board of Directors may reject any nomination by a stockholder that is not timely made or otherwise not made in accordance with the terms of Section (c) of this ARTICLE 9 (Board of Directors -- Director Nominations). If a majority of the Board of Directors reasonably determines that the information provided in a stockholder's notice does not satisfy the informational requirements of Section (c) of this ARTICLE 9 (Board of Directors --


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Director Nominations) in any material respect, the Secretary of the Corporation shall promptly notify such stockholder of the deficiency in writing. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time as a majority of the Board of Directors shall reasonably determine, which period shall not exceed 10 days from the date such deficiency notice is given to the stockholder. If the deficiency is not cured within such period, or if a majority of the Board of Directors reasonably determines that the additional information provided by the stockholder, together with the information previously provided, does not satisfy the requirements of this paragraph in any material respect, then a majority of the Board of Directors may reject such stockholder's nomination. The Secretary of the Corporation shall notify a stockholder in writing whether his or her nomination has been made in accordance with the time and information requirements of Section (c) of this ARTICLE 9 (Board of Directors -- Director Nominations).

         The chairman of a meeting of stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedure prescribed by Section (c) of this ARTICLE 9 (Board of Directors -- Director Nominations), and if the chairman should so determine, he or she shall so declare to the meeting and such nomination shall be disregarded.

                  (d) Removal of Directors. Subject to the right of the holders of any class or series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class. Except as may otherwise be provided by law, cause for removal shall exist only if the director whose removal is proposed:

                           (i) has been convicted of a felony by a court of
competent jurisdiction and such conviction is no longer subject to direct appeal;

                           (ii) has been adjudged by a court of competent
jurisdiction to be liable for gross negligence or misconduct in the performance of such director's duties to the Corporation in a matter of substantial importance to the Corporation, and such adjudication has become final and non-appealable; or

                           (iii) has missed six consecutive meetings of the
Board of Directors.

                  (e) Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies of the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other reason shall be solely filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires, upon election and qualification of their successors. No decrease in the number of



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authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

                  (f) Ballots, Cumulative Voting. Election of directors need not be by written ballot unless the Bylaws shall so provide. No holders of shares of capital stock of the Corporation shall have any rights to cumulate votes in the election of directors.

                  (g) Preferred Stock, Directors. Notwithstanding the foregoing, whenever the holders of Preferred Stock shall have the right to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of any resolution adopted pursuant to ARTICLE 4 (Description and Authorization of Stock) of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this ARTICLE 9 (Board of Directors) unless expressly provided by such terms.

         ARTICLE 10. Amendments to the Certificate. The Corporation shall have the right, subject to any express provisions or restrictions contained in this Amended and Restated Certificate of Incorporation of the Corporation, from time to time, to amend this Amended and Restated Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law. Notwithstanding the foregoing or any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote required by law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class, shall be required to adopt any provision inconsistent with, or to amend or repeal ARTICLE 4(c) (Description and Authorization of Stock -- Preferred Stock), ARTICLE 6 (Meetings of Stockholders), ARTICLE 8 (Amendments to the Bylaws), ARTICLE 9 (Board of Directors), this ARTICLE 10 (Amendments to the Certificate) or ARTICLE 13 (Fair Price). The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

         ARTICLE 11. Indemnification.

                  (a) The Corporation shall indemnify any person who was, is or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended.


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                  (b) Such rights shall be contract rights and as such shall run to the benefit of any director or officer who is elected and accepts the position of the director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this ARTICLE 11 (Indemnification) is in effect. Any repeal or amendment of this ARTICLE 11 (Indemnification) shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this
ARTICLE 11 (Indemnification). Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL.

                  (c) If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors or any Committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant, is permissible in the circumstances nor an actual determination by the Corporation (including the Board of Directors or any Committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification by the Corporation is not permissible.

                  (d) In the event of the death of any person having rights of indemnification under the foregoing provisions, such rights shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise. The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

                  (e) As used herein, the term "proceeding" means any threatened pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

         ARTICLE 12. Limitation on Liability. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any



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transaction from which the director derived an improper personal benefit. If the
DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this ARTICLE 12 (Limitation on Liability) by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

         ARTICLE 13. Fair Price.

                  (a) Special Vote Required For Certain Business Combinations. In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in Section (b) of this ARTICLE 13 (Fair Price -- When Special Vote Not Required), a Business Combination (as hereinafter defined) with, or proposed by or on behalf of any Interested Stockholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Stockholder or any person who after such Business Combination would be an Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of the holders of not less than 80% of the voting power of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law, by any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, by any agreement with any national securities exchange or otherwise.

                  (b) When Special Vote Not Required. The provisions of Section
(a) of this ARTICLE 13 (Fair Price -- Special Vote Required for Certain Business Combinations) shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law, by any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, by any agreement with any national securities exchange or otherwise if, in the case of a Business Combination involving the receipt of consideration by the holders of the Corporation's outstanding Capital Stock (as hereinafter defined), the condition specified in paragraph (i) below is met or all of the conditions specified in paragraph (ii) below are met or if, in the case of a Business Combination not involving the receipt of consideration by the holders of the Corporation's outstanding Capital Stock, the condition specified in paragraph (i) below is met:

                           (i) Approval by Disinterested Directors. The Business
Combination (either specifically or as a transaction which is within an approved category of transactions) shall have been approved by a majority of the Disinterested Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one Disinterested Director.

                           (ii) Minimum Price, Form of Consideration and Other
Requirements. All of the following conditions shall have been met:

                                    (A) Minimum Price Requirements. With respect
to every class or series of outstanding Capital Stock of the Corporation, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of such class or series of Capital Stock:

                                             (1) The aggregate amount of cash
plus the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the amounts determined pursuant to clauses
(aa) and (bb) below:

                                                      (aa) the highest per-share
price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock (x) within the two-year period immediately prior to the Announcement Date (as hereinafter defined) or (y) in the transaction or series of related transactions in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock; and

                                                      (bb) the Fair Market Value
per share of Common Stock (x) on the Announcement Date or (y) on the Determination Date (as hereinafter defined), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock.

                                             (2) The aggregate amount of cash
plus the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common, shall be at least equal to the highest of the amounts determined pursuant to clauses (aa), (bb) and (cc) below:

                                                      (aa) the highest per-share
price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction or series of related transactions in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

                                                      (bb) the Fair Market Value
per share of such class or series of Capital Stock (x) on the Announcement Date or (y) on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

                                                      (cc) the highest
preferential amount per share, if any, to which the holders of shares of such class or series of Capital Stock would be entitled to in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

                                    (B) Form of Consideration and Other
Requirements.

                                             (1) The consideration to be
received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varies as to form, the form of consideration of such class or series of Capital Stock shall be in cash or the form paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of the largest number of shares of such class or series of Capital Stock.

                                             (2) After the Determination Date
and prior to the consummation of such Business Combination:

                                                      (aa) there shall have been
no failure to declare and pay at the regular date therefor any full regular dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock, other than the Common Stock, except as approved by a majority of the Disinterested Directors;

                                                      (bb) there shall have been
no reduction in the amount, or change in the frequency of payment, of any dividends regularly paid on the Common Stock (except as necessary to reflect any stock split, stock dividend, subdivision or reclassification of the Common Stock), except as approved by a majority of the Disinterested Directors; and

                                                      (cc) there shall have been
an increase in the amount of any dividends regularly paid on the Common Stock as necessary to reflect any reverse stock split or reclassification of the Common Stock, or any split, recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase the amount of such dividends is approved by a majority of the Disinterested Directors.

                                             (3) such Interested Stockholder
shall not have become the beneficial owner of any additional shares of Capital Stock except as part of or otherwise in connection with the transaction or series of related transactions that resulted in such Interested Stockholder becoming an Interested Stockholder.

                                             (4) After the Determination Date
and prior to the consummation of such Business Combination, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combinations or otherwise.

                                             (5) After the Determination Date
and prior to the consummation of such Business Combination, such Interested Stockholder shall not have made any major change in the Corporation's business or capital structure without the approval of a majority of the Disinterested Directors.

                                             (6) A proxy or information
statement describing the proposed Business Combination and complying with the requirements of the 1934 Act shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the 1934 Act). Such proxy or information statement shall contain, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Disinterested Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Disinterested Directors, the opinion of an investment banking firm selected by a majority of the Disinterested Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested stockholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

                  (c) Certain Definitions. The following definitions shall apply with respect to this ARTICLE 13 (Fair Price):

                           (i) The term "Business Combination" shall mean:

                                    (A) any merger or consolidation of the
Corporation or any Subsidiary (as hereinafter defined) with (1) any Interested Stockholder or (2) any other company (whether or not itself an Interested Stockholder) that is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

                                    (B) any sale, lease, exchange, mortgage,
pledge, transfer or other disposition, or any security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement, in one transaction or in a series of transactions, with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, cash flow, earning power, securities or commitments of the Corporation, any Subsidiary, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder that, together with all other such arrangements, has an aggregate Fair Market Value or involves aggregate commitments equal to 10% or more of the assets, cash flow or earning power (in the case of transactions involving assets or commitments other than capital stock) or 10% or more of the stockholders' equity (in the case of transactions in capital stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, cash flow, earning power, securities or commitments constituting any Substantial Part; or

                                    (C) the adoption of any plan or proposal for
the liquidation or dissolution of the Corporation; or

                                    (D) any issuance or reclassification of
securities (including any stock dividend, split or reverse split or any other distribution of securities in respect of stock), any recapitalization of the Corporation, any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into or rights, options or warrants to acquire Capital Stock, or equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                                    (E) any agreement, arrangement or other
understanding providing for any one or more of the actions specified in the foregoing clauses (A) to (D).

                           (ii) The term "Capital Stock" shall mean the capital
stock of the Corporation authorized to be issued from time to time under ARTICLE 4 (Description and Authorization of Stock), and the term "Voting Stock" shall mean all issued and outstanding shares of Capital Stock entitled to vote generally in the election of directors or that otherwise are entitled to vote with such stock on the specific matter in question.

                           (iii) The term "person" shall mean any individual,
firm, company or other entity and shall include any group composed of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

                           (iv) The term "Interested Stockholder" shall mean any
person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

                                    (A) is the beneficial owner, directly or
indirectly, of Voting Stock representing __% or more of the voting power of all Voting Stock; or

                                    (B) is an Affiliate or Associate of the
Corporation and at any time within the two-year period immediately prior to the date in question was the beneficialowner, directly or indirectly, of Voting Stock representing __% or more of the voting power of all Voting Stock; or

                                    (C) is an assignee of or has otherwise
succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the 1933 Act.

                           (v) A person shall be a "beneficial owner" of, shall
"beneficially own" and shall have "beneficial ownership" of any Capital Stock
(1) that such person or any of its Affiliates or Associates owns, directly or indirectly; (2) that such person or any of its Affiliates or Associates has, directly or indirectly, (x) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (y) the right to vote pursuant to any agreement, arrangement or understanding; or (3) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (iv) above, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this paragraph (v), but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                           (vi) The terms "Affiliate" and "Associate" shall have
the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the 1934 Act in effect on the date that this ARTICLE 13 (Fair Price) is approved by the Board of Directors of the Corporation (the term "registrant" in Rule 12b-2 meaning in this case the Corporation).

                           (vii) The term "Subsidiary" means with reference to
any person, any corporation or other entity of which a majority of the voting power of equity securities or majority of the equity interest is beneficially owned, directly or indirectly, by such person, or otherwise controlled by such person; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (iv) above, the term "Subsidiary" shall mean only a corporation or other entity of which a majority of each class of equity securities is beneficially owned by the Corporation.

                           (viii) "Common Stock" shall mean the common stock,
par value $0.01 per share, of the Corporation, except that "Common Stock" when used with reference to any person other than the Corporation shall mean the capital stock of such person with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management, of such person.

                           (ix) The term "Disinterested Director," with respect
to any particular Business Combination with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of any Interested Stockholder, means (1) any member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who is not an Interested Stockholder, an Affiliate or Associate of an Interested Stockholder, or a representative of an Interested Stockholder or of any such Affiliate or Associate, and was a member of the Board of Directors prior to the Effective Time, or (2) any person who subsequently becomes a member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Interested Stockholder, an Affiliate or Associate of an Interested Stockholder, or a representative of an Interested Stockholder or of any such Affiliate or Associate, if such person's nomination for election or election to the Board of Directors is recommended or approved by a majority of the Disinterested Directors then in office.

                           (x) The term "Fair Market Value" means (1) in the
case of cash, the amount of such cash; (2) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the 1934 Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price with respect to a share of such stock during the 30-day period immediately preceding the date in question as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such sale prices are available, the highest of the means between the last reported bid and asked price with respect to a share of such stock on each day during the 30-day period immediately preceding the date in question as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, or if not so reported, as determined by a member firm of the National Association of Securities Dealers, Inc. selected by a majority of the Disinterested Directors, or if no such bid and asked prices are available, the fair market value you on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors; and (3) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors.

                           (xi) In the event of any Business Combination in
which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs (1) and (2) of Section (b)(ii)(A) of this
ARTICLE 13 (Fair Price -- Minimum Price Requirements) shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

                           (xii) The term "Announcement Date" means the date on
which the proposed Business Combination is first publicly announced, disclosed or reported.

                           (xiii) The term "Determination Date" means with
respect to any Interested Stockholder, the date on which such Interested Stockholder became an Interested Stockholder.

                           (xiv) "Business Day" shall mean any day other than a
Saturday, Sunday or a day on which banking institutions in the State of Texas are authorized or obligated by law or executive order to close.

                  (d) Powers of Directors. For the purpose of this ARTICLE 13 (Fair Price), a majority of the Disinterested Directors (whether or not any vacancies then exist on the Board of Directors) shall exercise the powers of the Disinterested Directors hereunder, and shall have the power and duty to determine in good faith, on the basis of information known to them after reasonable inquiry, all questions arising under this ARTICLE 13 (Fair Price), including, without limitation, (1) whether a person is an Interested Stockholder, (2) the number of shares of Capital Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether a Business Combination is with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would be an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, and (5) whether any transaction specified in paragraph (i)(B) of Section (c) of this ARTICLE 13 (Fair Price -- Certain Definitions) meets the Substantial Part test set forth therein. Any such determination made in good faith shall be binding and conclusive on all parties.

                  (e) No Effect On Fiduciary Obligations.

                           (i) Nothing contained in this ARTICLE 13 (Fair Price)
shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                           (ii) The fact that any Business Combination complies
with the provisions of Section (b) of this ARTICLE 13 (Fair Price -- When Special Vote Not Required) shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

                                    * * * * *

         IN WITNESS WHEREOF, Alamosa PCS Holdings, Inc. has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by David E. Sharbutt, its Chairman of the Board and Chief Executive Officer, and attested by Ray M. Clapp, its Secretary, as of _________________, 1999.


                                ALAMOSA PCS HOLDINGS, INC.



                                By:
                                   ---------------------------------------------
                                       David E. Sharbutt
                                       Chairman of the Board and Chief Executive
                                       Officer

[SEAL]



ATTEST:


------------------------------
Ray M. Clapp, Secretary